Exhibit 99.1
Church & Dwight Co., Inc.
News Release

Contact:	Maureen K. Usifer Vice President Investor Relations 609-683-5900

CHURCH & DWIGHT REPORTS THIRD QUARTER EARNINGS
Third Quarter Sales and EPS Exceed Expectations
Company Raises 2009 EPS Outlook

PRINCETON, NJ, November 3, 2009 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended September 25, 2009 of $70.0 million or $0.98 per share, compared to last year’s reported net income of $49.0 million or $0.69 per share.  The quarter included a favorable legal settlement of $20.0 million net of legal fees or $0.17 per share.  Excluding the legal settlement and the previously announced plant restructuring charge of $0.05 per share this year and $0.04 last year, third quarter earnings were $0.86 per share compared to $0.73 per share in the prior year third quarter.

Third Quarter Review

Reported net sales for the third quarter increased approximately 2.5% to $646.2 million.  Organic sales grew 5.7% for the quarter.

James R. Craigie, Chairman and Chief Executive Officer, commented, “The strong organic sales growth was driven by consumer appeal of our high quality premium products and value-oriented products, new products, carryover benefits of 2008 pricing actions and a record level of marketing spending, partially offset by soft sales in the Specialty Products Division.  We increased sales and market share for seven of our eight “power brands” in the quarter, and achieved strong organic sales growth in both our household and our personal care product lines.  Our results also reflect exceptional gross and operating margin expansion. The improved gross margin reflects lower commodity costs, pricing, and our continuing robust cost reduction programs.”

Consumer Domestic sales were $481.7 million, a $36.9 million increase or 8.3% above the prior year third quarter sales. Excluding a divestiture, the third quarter organic sales increased by 9.1% as a result of higher sales of the following brands:   XTRA Liquid Laundry Detergent, ARM & HAMMER Liquid Laundry Detergent, ARM & HAMMER Super Scoop cat litter, OXICLEAN Laundry Additive, TROJAN and SPINBRUSH.

Consumer International sales were $104.0 million, an $8.6 million decrease or 7.6% below the prior year third quarter sales.   Unfavorable foreign exchange impacted net sales by 10.9%, and divested businesses accounted for a 2.7% reduction in sales.  After giving effect to these items, third quarter organic sales increased by 6% primarily driven by increases in Canada, Australia and UK.

Specialty Products sales were $60.4 million, a $13.0 million decrease or 17.6% below the prior year third quarter sales.  Unfavorable foreign exchange rates accounted for 2.3% of the decline.  Excluding the effect of unfavorable foreign exchange rates, organic sales for the third quarter decreased by 15.3%, primarily due to a sharp decline in U.S. milk prices that has resulted in significantly lower volumes in the animal nutrition business.

Gross margin increased to 44.1% in the third quarter compared to 39.8% in the same quarter last year.  Excluding the plant restructuring charge reflected in cost of sales ($6.7 million in 2009 and $4.3 million in 2008), gross margin was 45.1 % this year compared to 40.5% last year, a 460 basis point improvement over the prior year third quarter.  The increase in gross margin reflects lower commodity costs, price increases and the benefits of cost reduction programs partially offset by an asset impairment charge of approximately $4 million related to an international subsidiary.

Marketing expense was $100.2 million in the third quarter, a $20.5 million increase over the prior year third quarter.  The increased marketing spending was focused on the Company’s eight power brands.  Marketing expense as a percentage of net sales increased 290 basis points to 15.5% in the quarter compared to 12.6% in last year’s third quarter.

Selling, general, and administrative expense (SG&A) was $86.8 million in the third quarter, a $1 million increase over the prior year third quarter.  SG&A as a percentage of net sales was 13.4% in the quarter, a decrease of 20 basis points from the prior year third quarter.  Excluding a $3.5 million loss in the prior year third quarter related to a divestiture, SG&A increased 30 basis points. The increase in SG&A is attributed to higher compensation and information systems costs in the quarter.

During the third quarter the Company entered into a settlement agreement relating to certain outstanding patent disputes.  Under the terms of the agreement the Company received $20.0 million, net of legal expenses.

Operating income increased 38% to $117.9 million in the third quarter compared to $85.5 million in the prior year third quarter. Operating margin expanded 460 basis points to 18.2% and, excluding the legal settlement and the plant restructuring charges expanded 200 basis points to 16.2%.

The effective tax rate in the third quarter was 37.8% compared to 34.4% in the prior year third quarter.  The prior year quarter included a tax benefit of $4 million related to the divestiture of an international subsidiary.  The effective tax rate for the full year is expected to be approximately 38.0%.

Net Debt and Free Cash Flow

At quarter-end, the Company had net debt of $417 million (total debt of $836 million less cash of $419 million) compared to net debt at December 31, 2008 of $658 million (total debt of $856 million less cash of $198 million).  The leverage ratio of total debt to Adjusted EBITDA (as defined in the Company’s principal credit agreement) is 1.7 for the twelve months ended September 25, 2009.

For the first nine months of 2009, the Company reported $309 million of net cash from operations compared to $222 million in the first nine months of 2008.  For the first nine months of 2009, the Company generated $222 million in free cash flow compared to $179 million in the prior year period.  The increase in free cash flow is primarily related to higher net income, higher non-cash expenses and improved working capital management.   Free cash flow is defined as net cash from operations less capital expenditures.

Capital expenditures in the first nine months of 2009 were $87.2 million and included approximately $68 million related to the construction of the new laundry detergent manufacturing plant and warehouse in York County, Pennsylvania.  Free cash flow was $289 million for the first nine months of 2009, excluding the capital expenditures for the new Pennsylvania facility.

New Manufacturing Plant and Distribution Center

The Company is progressing with its project to construct a new integrated laundry detergent manufacturing plant and distribution center in York County, Pennsylvania and to implement the related closing of the Company’s North Brunswick, NJ complex. The new facility opened and began production ahead of schedule in the third quarter of 2009. The Company has spent $68 million for the first nine months, and expects to spend an additional $27 million in the fourth quarter and $5 million in 2010 in capital expenditures and cash transition expenses. Total expenditures on the project from 2008 to 2010 are expected to be approximately $159 million. The new facility is expected to be a significant contributor to gross margin expansion in 2010.

The project resulted in plant restructuring charges of $6.7 million or $0.05 per share in the third quarter and $4.3 million or $0.04 per share in the prior year third quarter. These charges relate primarily to accelerated depreciation of the North Brunswick complex and severance and other one-time costs associated with the closing of these facilities.

Outlook

Mr. Craigie commented, “In the fourth quarter we expect organic sales growth of approximately 4% for global consumer products.  The 4% organic growth in global consumer products will be partially offset by depressed sales in our Specialty Products division due to the weak milk market, resulting in a net 2% organic sales growth for the total Company. Gross margin expansion and marketing spending are expected to be strong in the fourth quarter of 2009 as we continue to build the brand equity of our 8 power brands.

For full year 2009, we expect to achieve organic sales growth of approximately 4%-4.5% for the total Company which reflects approximately 7% organic sales growth for global consumer products offset by significantly lower Specialty Products sales. We are raising our expectation for gross margin expansion to approximately 400 basis points over 2008 (excluding plant restructuring charges) and we continue to expect marketing spending to be approximately 14.0% of sales, up 190 basis points, for the year.  We expect these brand-building investments will strengthen our ability to meet or exceed our long-term organic growth targets in 2010 and beyond.”

With regard to full year earnings for 2009, Mr. Craigie said, “Due to our solid performance to date, we are raising our previously announced earnings per share estimate of $3.35-$3.40 to $3.40-$3.43, which represents a 19% to 20% increase over 2008 results, excluding plant restructuring charges and the litigation settlement.  The 2009 reported earnings per share (including the expected $0.22 per share plant restructuring charge and the $0.17 per share legal settlement) is expected to be $3.35-$3.38, representing a 21%-22% increase over 2008 reported results.

Church & Dwight will host a conference call to discuss third quarter 2009 results on November 3, 2009 at 10:00 a.m. (ET).  To participate, dial in at 866-730-5766 (international: 857-350-1590), access code: 28189750.  A replay will be available two hours after the call at 888-286-8010 (international: 617-801-6888), access code:  22047891.  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, the expected effective tax rate for 2009, sales and earnings growth, cash flow, margin improvement, marketing spending, new product introductions, the timing of new product launches, the effect of the divestiture of the businesses previously acquired from Coty, timing of completion and gross margin contribution of the new laundry detergent manufacturing plant and warehouse facility, capital expenditures and restructuring charges related to the new facility and forecasted organic growth, gross margin (GAAP and adjusted) and earnings per share (GAAP and adjusted).  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and vendors, interest rate and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	Sept. 25, 2009	Sept. 26, 2008	Sept. 25, 2009	Sept. 26, 2008
Net Sales	$646,157	$630,672	$1,850,143	$1,777,498
Cost of sales	361,272	379,578	1,034,349	1,059,818
Gross profit	284,885	251,094	815,794	717,680
Marketing expenses	100,225	79,740	260,302	212,395
Selling, general and administrative expenses	86,759	85,806	253,929	245,092
Patent litigation settlement, net	(20,000)	--	(20,000)	--
Income from Operations	117,901	85,548	321,563	260,193
Equity in earnings of affiliates	2,704	2,443	9,401	6,975
Other income (expense), net	(7,938)	(13,351)	(23,820)	(29,670)
Income before non-controlling interest and taxes	112,667	74,640	307,144	237,498
Income taxes	42,643	25,651	116,387	86,546
Net Income of Non-Controlling Interest	(4)	--	4	7
Net Income attributable to Church & Dwight	$70,028	$48,989	$190,753	$150,945
Net Income per share - Basic	$0.99	$0.72	$2.71	$2.25
Net Income per share - Diluted	$0.98	$0.69	$2.67	$2.16
Dividend per share	$0.14	$0.09	$0.32	$0.25
Weighted average shares outstanding - Basic	70,419	68,400	70,332	67,106
Weighted average shares outstanding - Diluted	71,624	71,271	71,443	71,045

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Sept. 25, 2009	Sept. 26, 2008
Assets
Current Assets
Cash, equivalents and securities	$419,242	$175,689
Accounts receivable	234,281	263,680
Inventories	227,307	221,867
Other current assets	59,446	34,156
Total Current Assets	940,276	695,392
Property, Plant and Equipment (Net)	441,682	349,634
Equity Investment in Affiliates	12,298	10,035
Tradenames and Other Intangibles	798,541	826,817
Goodwill	841,095	870,986
Other Long-Term Assets	88,018	89,812
Total Assets	$3,121,910	$2,842,676
Liabilities and Stockholders' Equity
Short-Term Debt	$177,504	$79,742
Other Current Liabilities	399,573	333,935
Total Current Liabilities	577,077	413,677
Long-Term Debt	658,043	801,954
Other Long-Term Liabilities	342,447	291,974
Stockholders' Equity	1,544,343	1,335,071
Total Liabilities and Stockholders' Equity	$3,121,910	$2,842,676

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in thousands)	Sept. 25, 2009	Sept. 26, 2008
Net Income	$190,753	$150,945
Depreciation and amortization	64,891	52,018
Deferred income taxes	31,095	9,405
Gain on sale of assets	--	(4,184)
Asset impairment charges and other asset write-offs	5,160	7,498
Non cash compensation	11,025	9,331
Other	(5,211)	293
Changes in assets and liabilities:
Accounts receivable	(9,397)	(12,294)
Inventories	(21,891)	(7,617)
Prepaid expenses and other current assets	(27,498)	(8,950)
Accounts payable and accrued expenses	55,803	16,606
Income taxes payable	11,823	8,436
Excess tax benefits on stock options exercised	(2,122)	(5,547)
Other liabilities	4,399	6,189
Net cash from operating activities	308,830	222,129

Capital expenditures	(87,181)	(43,621)
Proceeds from sale of assets	30,125	15,617
Acquisition	--	(383,241)
Other	1,213	325
Net cash used in investing activities	(55,843)	(410,920)

Net change in debt	(21,396)	125,627
Payment of cash dividends	(22,476)	(16,811)
Stock option related	7,201	16,050
Purchase of treasury stock	(389)	--
Deferred financing costs	--	(8,356)
Net cash (used in) provided by financing activities	(37,060)	116,510
F/X impact on cash	5,316	(1,839)
Net change in cash and investments	$221,243	$(74,120)
Free cash flow (net cash from operating activities less capital expenditures)	221,649	178,508
York plant capital expenditures	67,880	19,425
Free cash flow excluding York capital expenditures	$289,529	$197,933

SUPPLEMENTAL INFORMATION
Product Line Net Sales

	Three Months Ended		Percent
	9/25/2009	9/26/2008	Change
Household Products	$312.2	$278.6	12.1%
Personal Care Products	$169.5	$166.2	2.0%
Consumer Domestic	$481.7	$444.8	8.3%
Consumer International	$104.0	$112.6	(7.6%)
Total Consumer Net Sales	$585.7	$557.3	5.1%
Specialty Products Division	$60.4	$73.4	(17.6%)
Total Net Sales	$646.2	$630.7	2.5%

	Nine Months Ended		Percent
	9/25/2009	9/26/2008	Change
Household Products	$890.5	$787.9	13.0%
Personal Care Products	$497.4	$451.2	10.2%
Consumer Domestic	$1,387.9	$1,239.1	12.0%
Consumer International	$281.6	$325.1	(13.4%)
Total Consumer Net Sales	$1,669.5	$1,564.2	6.7%
Specialty Products Division	$180.7	$213.3	(15.3%)
Total Net Sales	$1,850.1	$1,777.5	4.1%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

Adjusted Net Income per Share, Adjusted Gross Margin, Adjusted Operating Profit Margin and Adjusted Selling, General and Administrative Expenses

The press release provides information regarding the Company’s net income per share, gross margin and operating profit margin, as well as forecasted net income per share and gross margin, adjusted to exclude restructuring charges related to plant closing expenses and a favorable legal settlement of $20.0 million, net of legal fees.  The press release also provides information regarding selling, general and administrative expenses exclusive of a 2008 loss relating to a divestiture in Spain.  Management believes that the presentation of adjusted net income per share, gross margin, operating profit margin as well as adjusted selling, general and administrative expenses (including reconciliation information in the press release) is useful to investors because it enables them to assess the Company’s historical and forecasted performance exclusive of isolated events that do not reflect the Company’s day-to-day operations.

Organic Growth

The press release provides information regarding historical and forecasted organic growth, namely net sales adjusted to reflect the impact of acquisitions and divestitures of businesses during the 12 month period ended September 25, 2009 and the effect of foreign exchange rate changes (organic growth is expressed as a percentage increase over the prior comparable period).   Management believes that the presentation of organic growth is useful to investors because it enables them to assess, on a consistent basis, sales of products that were marketed by the Company during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange rate changes is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management.

Church & Dwight Co., Inc
Organic Net Sales

	Three Months Ended 9/25/2009
	Total	Consumer	Consumer	Specialty
	Company	Domestic	International	Products
Reported Growth	2.5%	8.3%	(7.6%)	(17.6%)
Add:
FX	2.1%	-	10.9%	2.3%
Divest.	1.1%	0.8%	2.7%	-
	5.7%	9.1%	6.0%	(15.3%)

Free Cash Flow

Free cash flow is used by the Company’s management to help assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases.  Free cash flow is cash provided by operating activities less capital expenditures and is one of the measures used in determining management’s annual incentive award.  Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.  Free cash flow excluding the capital expenditures for the new Pennsylvania facility is used by management to assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases exclusive of an isolated event that does not reflect the Company’s day-to-day operations.  Please refer to the condensed cash flow statement for details.

Leverage Ratio

Management believes that information relating to the leverage ratio under its principal credit agreement is an important measure to investors because it indicates the Company's ability to satisfy an important financial covenant under the principal credit agreement.  Adjusted EBITDA is a principal measure used to determine the leverage ratio (total debt to adjusted EBITDA), as defined under the credit agreement.